Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 3, 2009, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of ATS Medical, Inc. on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
April 24, 2009